Fiscal 2003 Second Quarter Conference Call Remarks

May 5, 2003, 7:30 a.m. CT

Jennifer Rice, Investor Relations:

Good morning, and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and Chief Executive Officer, and Dan DeCanniere, Hewitt’s Chief Financial Officer.

We have a lot to cover on this morning’s call, so let me give you an overview of how we’ll proceed. Dale will begin the call addressing our two pending acquisitions—the announcement on April 24th regarding Northern Trust’s retirement business, and this morning’s announcement about Cyborg. Then he will speak to our second quarter results and review our expectations for the remainder of the fiscal year. Then we’ll turn the call over to Dan to talk about our second-quarter financial performance in greater detail. We will conclude with a question and answer session. During the question and answer session we ask that you please limit yourself to one question, out of courtesy to others.

Let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we will discuss Core results. Core is a non-GAAP measure, and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees.

You’ll recall we report this measure primarily to provide a better understanding of our underlying operating performance. As such, our GAAP results appropriately did not include compensation for the owners or corporate taxes, while in Core earnings, an estimate of owner compensation and income taxes have been deducted in all periods. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of results to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements—including statements that are not historical facts—are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our earnings release for more information on risk factors that could cause actual results to differ.

Dale Gifford, Chairman and Chief Executive Officer:

Thank you and good day, everyone. Since we do have a lot to cover this morning, I am going to dive right in. I’ll start by addressing the announcement we made to expand our Outsourcing business to include servicing Northern Trust’s retirement clients. We are very excited about this agreement, as it represents the opportunity to gain about 200 new client relationships and more than 1 million participants.

In addition to adding to our top-line revenue, this deal provides us with a new client base and, therefore, great service expansion opportunities with these clients, including defined benefit and health & welfare outsourcing services, broader-HR outsourcing, and a wide range of consulting services.

This is a cost-effective way of growing our client base as we believe the cost of client acquisition in this case was attractive when compared to the costs of selling and implementing new business one client at a time, which has been, and will continue to be, our primary focus for expanding our business.

This business had fiscal 2002 net revenues of approximately $66 million, of which about 80% is Outsourcing and the remaining 20% is Consulting. We expect to close the transaction in June 2003. We do expect there to be some modest dilution through the transition period, resulting from the costs of planned upgrades for a number of these Outsourcing clients to the Hewitt technology platform. Think of it as about a penny or so of dilution over the next year.

As Hewitt and Northern Trust are finalizing this agreement and are currently working under a letter of intent, the terms of the transaction will not be disclosed at this time. But, we do not anticipate any regulatory approvals will be needed, including Hart-Scott-Rodino, so that should give you some sense of the order of magnitude here.

This is somewhat similar to our agreement a couple of years ago with Met Life, as well as our fairly recent agreement with National City. In all of these instances, these firms wanted to focus on their core businesses—of which benefits administration was not a part. Since Outsourcing is our core business, and since we are viewed as a high quality, but independent player in the space—in the sense that we don’t manage plan assets—each of these situations has presented an opportunity for us to further grow our business and our client base. And, for Met Life,

National City, and now Northern Trust, it ensured that their clients would receive best-in-breed administration service. So again, we are very excited about this agreement.

Now let me turn to this morning’s announcement of our agreement to acquire Cyborg Systems, Inc. Today we reported that we’re expanding our HR outsourcing capabilities to include payroll services—with the acquisition of Chicago-based Cyborg—a global provider of HR management software and payroll services.

This transaction makes Hewitt Associates the only organization in the large market that is able to offer each of the three primary areas of human resources business process outsourcing: Benefits, Payroll, and broader HR, and has the capability to provide them on an integrated basis, in addition to having a full suite of HR consulting services.

Payroll is a central element of HR processing, intimately linked to benefits and most other HR processes. As such, it is a critical component of our HR BPO offering. Today there is not an outsourced payroll solution acceptable to most large employers, as evidenced by independent reports that nearly 70% of companies that have more than 5,000 employees handle payroll internally. But an even more compelling statistic to us is that many of our current benefits outsourcing clients and our HR BPO clients continue to ask us to provide payroll services.

Cyborg provides Hewitt with a solution that will meet the needs of our large employer clients, round out our HR outsourcing package, and serve the large company payroll market effectively. Cyborg has nearly 30 years experience, and a customer list that includes many well-recognized, large-employer organizations. The company also brings an underlying software platform that’s robust, and uses tools and methods that are familiar to Hewitt’s technology resources. The combination of our two organizations brings together all of the critical elements required to serve the large company payroll market. Moreover, we have a proven track record of expertly managing the complexity of multi-division, global organizations with tens of thousands of employees and a variety of HR processes. Therefore, Hewitt’s infrastructure, existing Outsourcing brand, and strong identity as a leader in the human resources delivery business, coupled with Cyborg’s track record in payroll services and the robust functionality of its applications, create a powerful solution for the large employer market.

With annualized revenues of more than $40 million, Cyborg currently provides payroll solutions to about 750 companies, used in more than 20 countries around the world. We do expect there to be modest dilution through fiscal 2005, due to the amortization of intangibles.

In summary, we are very positive about this transaction and the immediate and long-term opportunities it brings to our business. Over our entire 60-plus year history we have continuously evolved and broadened our offerings to clients in order to constantly meet and anticipate their needs. This is one more important step in that direction.

Now, let me turn to our second quarter results. Total Company revenues increased 17% in the quarter. Breaking that down by segment, Outsourcing revenues increased 8%, and Consulting revenues increased 36%. On a comparable basis, or adjusting for the effects of acquisitions and favorable foreign currency translations in our Consulting business, total Company revenue growth was 5% in the quarter and Consulting revenue growth was 1%. Which, in today’s challenging market environment, and with the amount of spending restraint our clients are feeling, is quite solid. Core earnings increased 46% in the second quarter, to $26.2 million. On a per-share basis, core earnings were 26 cents in the current quarter compared to 23 cents in the year-ago quarter.

Now, let me give you a little more detail about how each of our lines of business performed during the quarter, beginning with Outsourcing. The 8% top-line growth in Outsourcing for the quarter was primarily driven by the addition of new clients, and, to a much lesser extent, revenue related to our new HR BPO service offering.

These increases from new business were partially offset by reduced revenue per participant in a few large contract renewals. We also experienced a slight change in mix, with more of the participant growth being in lower-fee DC services. I’ll discuss each of these factors that impacted our revenue growth in greater detail, beginning with the participant counts.

As of the end of the quarter we were providing services to 14.8 million end-user participants—covering all three of our benefits outsourcing services—an increase of more than 12% over the prior-year quarter, and an increase of 8% since the beginning of our fiscal year. We had growth in all three of our benefits service lines, with the strongest growth in Defined Contribution, followed by Defined Benefit, and then Health and Welfare. The strong growth in the number of defined contribution participants was primarily driven by two factors, 1) the addition of a very large client at the beginning of our fiscal year, and, second, the addition of the National City relationship at the beginning of the second quarter. As we mentioned last quarter, growth in the number of Health & Welfare participants is lower year over year due to fewer, large Health & Welfare wins last year.

A breakdown of the 14.8 million participants by service is as follows: 5.7 million Health & Welfare participants, which compares to 5.3 million in the year-ago quarter; 4.6 million Defined Benefit participants, compared to 4.2 million a year ago; and 4.5 million Defined Contribution participants, compared to 3.6 million a year ago.

In addition to this modest shift in mix, the lower revenue per participant resulted from lower fees in certain contract renewals. During the last quarter, we were asked by 3 of our very large clients to renew and extend their contracts earlier than the scheduled renewal. Rather than wait until closer to the contract end, and risk them being competitively bid, we renewed them effective early in our second quarter. This top end of the market is where we have experienced the greatest pricing pressure recently. However, price is only one of the factors in a company’s selection. When companies look to outsource, they are also typically looking for ways to provide better service, enhanced decision support tools, and greater efficiency for their employees.

And as a final comment on our outsourcing revenues, we experienced less out of scope revenue than we expected—a function of the continued soft economy.

Let me now turn to backlog. We are currently implementing a number of clients, and expect to bring approximately 500,000 net participants on line by the end of the fiscal year. At this point we have virtually all of our fiscal 2003 Outsourcing ongoing revenues committed and in the implementation process. And, looking beyond the next two quarters into the next fiscal year, we are continuing to make progress on our strategy of expanding relationships with our existing clients and further penetrating our target market. Including wins over the last three months, we already have more than 800,000 participants in backlog for fiscal 2004 and early fiscal 2005. We also have more than one million participants from Northern Trust, for a total of 1.8 million in total backlog.

A few examples of wins that occurred during the quarter are: three benefits-services for very large governmental contractor; two-benefit services for a very large industrial conglomerate; and single-benefit services for a number of companies across all three of our benefits services, including two U.K.-based clients, which were a direct result of the combination of Hewitt and Bacon & Woodrow. And, we are very close to finalizing discussions with what will be our fourth HR BPO client. And, let me just highlight that during the quarter we did go “live” with our second HR BPO client, and are implementing our third client—which we expect to go “live” in early 2004. And, if we finalize this fourth client, we’d expect that client to go “live” in early 2004 as well. We continue to be in conversations with a number of other prospects, and remain very positive about the long-term prospects of this business. Our acquisition of Cyborg, which further strengthens our HR BPO offering, gives me even greater conviction of this.

We are quite pleased about the depth and breadth of the wins we had during the quarter. Even during these challenging economic times, clients are requesting our services—evidence that outsourcing of HR services is a long-term business trend. More and more companies are realizing that rather than investing resources into building processes that are not core to their own businesses, it is more effective to outsource those services to someone for whom it is their core business.

As such, in addition to still having significant cross-selling opportunities with our existing client base, we have significant opportunity to further penetrate our large and untapped markets. And that’s true for both our benefits outsourcing business—where we estimate that a significant majority of the large employers are still administering their Health & Welfare and defined benefit plans internally, and in broader HR outsourcing—where the market opportunity is emerging and virtually untapped. Now, I’d also add payroll to this growth opportunity.

As we look at our pipeline, we continue to see strong activity. We currently have proposals outstanding for more than 70 client services representing approximately 2.7 million participants. And while we don’t expect to win all of these, factoring in our strong win rate and leading market position, we would expect to convert a significant number of these into revenue. Our pipeline does have some seasonal aspects that are tied to the Health & Welfare enrollment period. Seasonally the Health & Welfare pipeline does peak at the beginning of each calendar year and decline during this period each year as decisions get made.

As we look forward to the rest of the year, we now expect our fiscal 2003 Outsourcing segment revenue growth to be about 6-to-8%. Including the impact of the two pending transactions, Outsourcing revenue growth could be in the 8-to-10% range. This is down from the 11-to-13% growth we had expected earlier in the year. The shortfall to previous guidance is due to the impact of those contract renewals, as well as lowered out-of-scope revenue expectations. Given this lower revenue outlook, we are anticipating margins in our base benefits outsourcing business to be relatively flat year-over-year. And factoring in the investments we are making in our new HR BPO service offering, we expect Outsourcing segment margins as a whole to be down year over year, reflecting that investment. We are aggressively looking for opportunities to take costs out of the business and for ways to provide our services more efficiently.

Turning now to our Consulting business. Consulting revenues increased 36% in the quarter, including Bacon & Woodrow. Including the pro forma Bacon & Woodrow results in the prior-year quarter, and excluding the impact of our acquisition of the remaining interest in our Dutch affiliate as well as the effects of favorable foreign currency translations in the current-year, Consulting revenue growth was 1%. On an organic basis, consulting revenue growth was at the low end of our expected range, given the tough market environment for selling the more discretionary consulting projects. The prolonged economic softness has continued to inhibit spending for our corporate clients.

Low-double-digit organic growth in retirement plan consulting and mid-single-digit growth health benefit plan consulting was largely offset by a decline in the low-teens for our Talent and Organization Consulting business, which has more discretionary consulting services, and therefore continues to feel the brunt of the economic softness.

Despite the challenging market for consulting services, we remain steadfast in continuing to successfully execute on our operational and growth strategies centered around helping to solve our clients’ HR problems. As we look to the rest of fiscal 2003, the outlook for growth in our Consulting business remains unchanged. We still anticipate annual revenue growth in the area of 20%. And, let me remind you that our acquisition of Bacon & Woodrow occurred prior to our IPO, and their results are included in the last month of the third fiscal quarter and the entire fourth quarter last year.

While our near-term results are lower than our initial expectations—largely driven by prolonged economic softness—I feel very good about our longer-term prospects. Because of our strong market position, our reputation for being an HR thought leader, our integrated Outsourcing and Consulting service offering, our scale, and—most importantly—our reputation as a trusted advisor, I believe we are better equipped to weather the slower times and come out on the other side even stronger than our competitors.

Looking at our expectations for the third quarter, we’re expecting total Company revenue growth in the range of 12-to-14%. This growth is comprised of 5-to-6% growth in Outsourcing and growth just over 20% in consulting. Outsourcing has a difficult comparison to the year-ago third quarter when revenues increased 20%. We expect that rate of growth to improve in the fourth quarter, based on the timing of bringing new clients live on our systems. Quarter-over-quarter growth is really a function of at what point during a quarter clients go live. We expect core earnings of about $27-to-$31 million. In terms of the entire year, we now expect total Company revenue growth in the range of 12-to-14%. Including the effects of the Northern Trust and Cyborg transactions—which are expected to close in June, revenue growth is expected to be 13-to-16%. In terms of the bottom line, we are revising our full fiscal year outlook for core earnings growth, which we now expect to be in excess of 16%. Again, due to the higher share count in the current year, core earnings-per-share growth will be substantially lower than core earnings growth.

Now, I am going to turn the call over to Dan so he can walk through more of the financial details.

Dan DeCanniere, Chief Financial Officer:

Thank you Dale. I’ll now walk you through more of the bottom line details.

As a reminder, in addition to GAAP, we are required to report Pro Forma results for last year under SEC rules for public registrants who meet certain criteria.

We also assess our underlying business results on what we call “core earnings”—a non-GAAP financial measure. On a year-over-year basis, CORE earnings will give you the best sense of what we believe true operating results looked liked in the quarter. This is important because of differences in accounting for our results while a partnership compared to the accounting requirements as a corporation. In reporting core earnings, we assume the Company’s incorporation occurred at the beginning of fiscal 2002 and include owner compensation and corporate income taxes for the full periods. Core earnings also assume that the shares issued in connection with the IPO-related grant were considered outstanding from the beginning of both years. Also, keep in mind that CORE earnings only include the effects of the acquisition of Bacon & Woodrow after the date of the transaction.

We expect to continue to report GAAP, prior-year Pro Forma, and CORE earnings results going forward. However, we have decided not to include CORE earnings as part of our 10-Q or 10-K filings in light of new SEC guidelines. Going forward the three measures do become more comparable. While Core will continue to exclude the amortization related to the one-time, IPO-related grant of stock, a large portion of the amortization is now behind us. The remaining amortization will occur over about the next 13 quarters and will be about $5 million each quarter before tax, or about 3 million after tax.

For the second quarter, Core earnings increased 46% to $26.2 million, compared to $17.9 million in the prior year. On a per-share basis, core earnings in the current year quarter were 26 cents per diluted share versus 23 cents in the prior year.

Turning to our operating results and beginning with Outsourcing. Reported Outsourcing segment income before unallocated shared service costs was $53.3 million—an operating margin of 18%. This compared to operating income of $55.2 million, or a 20% margin, in the prior-year quarter. These figures include estimated owner compensation expense of approximately $8.5 million in the prior year. The decline in Outsourcing operating income and in operating margin—which, again, is before unallocated shared service costs, resulted [primarily] from investments we are making in our HR BPO business.

Turning to Consulting…Consulting segment income, before unallocated shared service costs, was $40 million in the second quarter, a margin of 21.9%. This compared to pro forma operating income of $23.3 million, or a 17.4% margin, in the prior-year quarter, including estimated owner compensation expense of approximately $21.3 million. The improvement in Consulting margins year over year was a result of higher margins in our RFM business—largely due to the inclusion of Bacon & Woodrow, as well as higher margins in our health management business. These increases were, however, largely offset by decreased demand for more discretionary consulting services.

Turning to unallocated shared service costs. As you know, we operate many of the administrative and marketing functions of the business through the use of centralized shared service operations to provide an economical and effective means of supporting both the Outsourcing and Consulting businesses. The expenses of these administrative and marketing functions are not allocated to the business segment; rather, they are included in unallocated shared costs. For the second quarter, unallocated shared service costs were $44.9 million. In the prior year, on a comparable basis, including estimated owner compensation expense of $11.0 million, unallocated shared service costs would have been $42.3 million. As such, on a comparable basis, unallocated shared service costs as a percentage of revenues decreased from 10.4% to 9.4% in the current year. The decrease in costs as a percentage of revenues was a result of increased economies of scale and leverage of these services. All in, this resulted in total Company operating income, on a comparable basis, of $48.4 million. This compares to $36.2 million on a comparable basis in the prior year. This 34% improvement in income resulted in 10.1% operating margin, compared to 8.8% a year ago.

In terms of cash flow for the quarter, operating cash flow was $40 million in the quarter, which is about even with the prior-year quarter after adjusting for owner compensation expense and corporate income taxes in the prior year. Now, at this point I’ll ask the operator to begin the Question and Answer period. Operator…

Question and Answer Session

Dale Gifford

In conclusion, I just want to reiterate that I feel good about the long-term prospects for our business. We have a strong foundation on which to build and sound strategies to help drive future growth. And the Northern Trust and Cyborg acquisitions add to my level of enthusiasm. We’ll continue to invest for the long-term—just as we have for the past 62 years—and we’ll continue to find ways to expand our service offerings, broaden our client base, and drive efficiencies across the entire business. With that in mind, I want to thank you all for joining us today.

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